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           AMENDMENT NO. 1 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT


         This AMENDMENT is entered into as of this 19th day of July 2002 by and between Empire Resources, Inc., a Delaware corporation (the "Company"), with its principal place of business at One Parker Plaza, Fort Lee, NJ 07024 and Nathan Kahn, ("Executive").

                               W I T N E S S E T H

         WHEREAS, the Company and Executive are parties to an Employment and Non-Competition Agreement entered into as of September 1999 (the "Agreement"); and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to modify Executive's compensation and provide for certain rights of repurchase of Executive's equity in the Company upon his death in order to retain and properly incentivize Executive;

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 3.

         (a) Amendment to Section 3.1. The first sentence of Section 3.1 of the Agreement is deleted and the following is inserted in lieu thereof:

               Effective as of January 1, 2002, the Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of Four Hundred Fifty Thousand Dollars ($450,000) per year in accordance with the Company's normal payroll practices for senior executives.

2. Amendment to Section 1.

Section 1 is hereby amended and restated to read in its entirety as follows:

         1. Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") commencing on January 1, 2002 and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on the second anniversary of such commencement date.





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3. Stock Repurchase. The following shall be added to Section 5 of the Agreement:

          5.4. Key Man Insurance. The Company shall continue to maintain a minimum of $10 million of key man life insurance on the life of Executive during the Employment Term (the "Insurance"). Executive, upon request of the Company, shall submit to such physical examinations, and execute such applications and other documents as may reasonably be required for the procurement and maintenance of such insurance.

          5.5. Repurchase of Shares upon Death.

               (a) Subject to Section 5.5(e) below, upon the death of Executive, the Company shall be obligated to repurchase and Executive's estate, legal representatives and heirs shall be obligated to sell to the Company all shares of Common Stock of the Company then owned by Executive, his spouse and any of his children (including any such Shares held in trust for any of the foregoing) (collectively "the Shares"). Upon the later of receipt of notice of death from Executive's estate or legal representatives, together with the certificate or certificates representing the Shares, duly endorsed in blank, all in form suitable for transfer or five (5) days after the Company's receipt of the proceeds of the Insurance, the Company shall deliver to Executive's estate or legal representatives a check in the amount of the Fair Value of a Share multiplied by the number of Shares being purchased.

               (b) No Stockholder Rights. After the time at which any Shares are required to be delivered to the Company for transfer to the Company pursuant to paragraph (a) above, the Company shall not pay any dividends on account of such Shares or permit Executive's estate or legal representatives to exercise any of the privileges or rights of a stockholder with respect to such Shares, but shall, insofar as permitted by law, treat the Company as the owner of such Shares.

               (c) Fair Value. For purposes of this Agreement, the Fair Value of a Share of Common Stock of the Company, as of any date shall be determined by the Board of Directors, as follows: if market quotations are readily available, a Share shall be valued at the greater of (i) the last trade on the exchange on which such Shares are primarily traded or, if not traded on an exchange, at the closing bid price (or average of bid prices) last quoted by an established over-the-counter quotation service on the day immediately preceding the date of death and (ii) 150% of the Book Value of such Shares as determined by the Company's accountants based on the audited financial statements of the Company for the quarter ended immediately preceding the date of death ("Adjusted Book Value"). If the Shares are not publicly traded, then a Share shall be valued at the Adjusted Book Value.

               (d) Limits on Repurchase. The Company's obligation under this
     Section 5.5 shall be limited to repurchasing such number of Shares as shall result in a maximum aggregate purchase price equal to the lesser of (i) $10,000,000 and (ii) the amount of proceeds actually received by the Company from the Insurance.


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         5.6 Binding Effect. All of the obligations of Executive with respect to the Shares shall, as the context requires, bind Executive's spouse, estate, heirs and legal representatives and the divorce or death of such spouse, shall not vitiate the binding nature of such obligation. Executive shall simultaneously herewith deliver to the Company, the written consent and agreement of his spouse to the provisions hereof.

4. No Other Amendments. Except as expressly provided herein, the Agreement shall remain in full force and effect as written.

5. Miscellaneous.

         5.1. Entire Agreement. This Amendment supersedes any prior agreement or understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

         5.2 Modification. This Amendment shall not be varied, altered, modified, cancelled, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

         5.3. Severability. In the event that any provision or portion of this Amendment shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Amendment shall be unaffected thereby and shall remain in full force and effect.

         5.4. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         5.5. Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to any otherwise applicable principles of conflicts of laws.


         IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the day and year first above written.

                                           EMPIRE RESOURCES, INC.

                                       By: /s/ Harvey Wrubel


                                          /s/ Nathan Kahn


CONSENTED AND AGREED TO:

/s/ Sandra Kahn
_________________________
Sandra Kahn





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